Exhibit 12.1

		Three Months Ended	Year Ended December 31,
		March 31, 2013	2012	2011
Earnings
Add:	(a) Pre-tax income	$327,277	$860,480	$(163,065)
	(b) Fixed charges	2,936,996	2,558,382	39,104
	(c) Amoritzation of capitalized interest	—	—	—
	(d) Distributed income from equity investees	—	—	—
	(e) Pre-tax losses of equity investees	—	—	—

Subtract:	(a) Interest capitalized	—	—	—
	(b) Preference dividend from subs	—	—	—
	(c) Income of subs	—	—	—

	Total	$3,264,273	$3,418,862	$(123,961)

Fixed Charges
	(a) Interest expensed	2,388,453	1,815,963	—
	(b) Interest capitalized	—	—	—
	(c) Amortized premiums	—	—	—
	(d) Discounts and capitalized expenses	548,543	742,419	39,104
	(e) Interest within rental expense	—	—	—
	(f) Dividend of subs	—	—	—

	Total	$2,936,996	$2,558,382	$39,104

Ratio of Earnings to Fixed Charges		1.11x	1.34x	(3.17x )

		Three Months Ended	Year Ended December 31,
		March 31, 2013	2012	2011
Earnings
Add	(a) Pre-tax income	$327,277	$860,480	$(163,065)
	(b) Fixed charges	2,936,996	2,558,382	39,104
	(c) Amoritzation of capitalized interest	—	—	—
	(d) Distributed income from equity investees	—	—	—
	(e) Pre-tax losses of equity investees	—	—	—

Subtract	(a) Interest capitalized	—	—	—
	(b) Preference dividend from subs	—	(674,030)	—
	(c) Income of subs	—	—	—

	Total	$3,264,273	$2,744,832	$(123,961)

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends		1.11x	1.07x	(3.17x )